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                              OMEGA RESEARCH, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                        SEPTEMBER 30,              SEPTEMBER 30,
                                                -------------------------   -------------------------
                                                    1996          1997          1996          1997
                                                -----------   -----------   -----------   -----------

Pro forma net income                            $ 1,277,701   $ 1,721,637   $ 3,249,286   $ 4,986,627
                                                ===========   ===========   ===========   ===========

Common stock, beginning of period                19,480,000    19,480,000    19,480,000    19,480,000

Weighted average common shares issued during
   the period                                            --            --            --            --

Dilutive effect of stock options (1)                740,670       740,670       740,670       740,670
                                                -----------   -----------   -----------   -----------

Weighted average shares of common and
   common stock equivalents outstanding          20,220,670    20,220,670    20,220,670    20,220,670
                                                ===========   ===========   ===========   ===========

Pro forma net income per share (2)              $      0.06   $      0.09   $      0.16   $      0.25
                                                ===========   ===========   ===========   ===========

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(1)     In accordance with the Securities and Exchange Commission Staff
        Accounting Bulletin No. 83, common share and common share equivalents issued at prices below the Company's initial public offering price during the 12-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price of $11.00 per share).

(2) Primary and fully diluted pro forma net income per share are the same for all periods presented.